Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Offering Statement on Form 1-A, as amended, of our report dated October 12, 2021, with respect to our audit of the financial statements of Caary Capital Ltd. as of September 30, 2020 and for the period from October 4, 2019 (date of incorporation) to September 30, 2020.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

November 1, 2021

Toronto, Canada